Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 21, 2011 (except Note 2, as to which the date is XXX XX, 2011) in the Registration Statement (Amendment No. 2 on Form S-1 No. 333-173690) and related Prospectus of Party City Holdings Inc. for the registration of        000,000 shares of its common stock.
Ernst & Young LLP
New York, New York
     The foregoing consent is in the form that will be signed at effectiveness upon the completion of the stock split and computation of earnings per share as described in Note 2 to the financial statements.
/s/ Ernst & Young LLP
New York, New York
July 6, 2011